Exhibit 99.1

Akoustis Signs Multiple Agreements with Chinese Tier One RF Front End Module Manufacturer

- Deal Provides Akoustis Access to the Fast-Growing China and India Smartphone Market for its Patented, Single Crystal BAW RF Filters -

Charlotte, N.C., August 15, 2016 – Akoustis Technologies, Inc. (OTCQB: AKTS) (“Akoustis” or the “Company”), a manufacturer of innovative BulkONE™ bulk acoustic wave (BAW) high-band RF filters for mobile wireless, announced today it has signed multiple non-exclusive collaborative business agreements with a Chinese tier one RF front end (RFFE) module manufacturer to supply its premium RF filter products.

The agreements signed between Akoustis and its tier one collaborator include a Joint Development Agreement (JDA), a Statement Of Work (SOW), and a strategic Product Supply Agreement (PSA).

Under the terms of the JDA, the companies will work together on the development of high-band BAW RF filters for use in RFFE modules for 4G, emerging 4.5G and 5G mobile, and Wi-Fi applications. The SOW agreement describes the design, specification and productization of high-band, single crystal BAW RF filters for the collaborator’s next-generation high-band RFFE module products. Finally, under the PSA, Akoustis agrees to supply its single crystal BAW RF filter products to the collaborator. Akoustis expects to begin producing initial prototype RF filters by the end of 2016 and fulfilling production purchase orders from the collaborator in 2017.

Jeff Shealy, CEO of Akoustis, commented, “These agreements mark the beginning of our transition from a development-stage technology company into a pure-play BAW RF filter product company. Our premium performance high-band BAW RF filters will enable our new collaborator, as well as other potential Chinese RFFE module manufacturers, to service the fast growing Asia smartphone market.” Mr. Shealy added, “Whereas we have no plans to offer integrated RFFE modules, we stand prepared to offer and sell premium BAW RF Filters to any RF module manufacturer enabling them to compete in the rapidly-growing high band RFFE module market for smartphones.”

Akoustis’ collaborator is a well-known and established Chinese tier one RFFE module manufacturer directly servicing the China and India mobile phone OEM and ODM markets. Further, the collaborator is an approved supplier of RFFE modules to multiple smartphone OEMs, including one of the largest OEMs in the world, and has significant design resources and experience in manufacturing highly-integrated RFFE module solutions.

According to a 2015 report published by Strategy Analytics, China and India accounted for 38% of the worldwide smartphone market in 2015. Together, these regions are expected to grow by 6% (CAGR) over the next 2 years.

David Aichele, VP of Business Development at Akoustis, commented, “The growth in the China region and the increased investment in Chinese manufacturing of integrated RF modules make China a key focus for our business development activities.” Mr. Aichele continued, “Furthermore, beyond the collaborative agreements announced today, we are seeing significant and ongoing interest from multiple Chinese companies for our premium high-band BAW RF filters.”

Akoustis continues to meet with multiple prospective customers in order to discuss strategic opportunities related to its single crystal resonator and BAW RF filter technology. The Company continues to focus on R&D in high performance piezoelectric materials, high Q resonators, and developing premium high-band BAW RF filters. The BAW RF filter market is dominated by mobile wireless, but also has significant applications in wireless infrastructure and military markets. With the agreements announced today, Akoustis will begin to focus on commercial specifications for its BAW RF filter products in order to generate commercial sales in 2017.

About Akoustis

Akoustis™ (http://www.akoustis.com) is a high-tech RF filter solutions company that manufactures its unique, patent-pending BulkONE™ technology to produce single crystal bulk acoustic wave (BAW) RF filters for the mobile-wireless industry, which facilitate signal acquisition and accelerate band performance between the antenna and the back end of mobile devices. Its BulkONE™ technology will service the fast growing multi-billion dollar market of device OEMs, network providers, and consumers to diminish front end phone heat, battery drain and signal loss -- all considered to be directly related to current RF polycrystalline filter technologies’ limitations. Akoustis’ “asset-lite” business model is capital efficient, leveraging existing manufacturing infrastructure in the semiconductor industry. Akoustis™ is located in the Piedmont technology corridor between Charlotte and Raleigh, North Carolina.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include, without limitation,

•	risks relating to the results of our research and development activities, including uncertainties relating to semiconductor process manufacturing;
•	the early stage of our BulkONE™ technology presently under development;
•	our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need;
•	our ability to retain or hire key scientific, engineering or management personnel;
•	our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights;
•	our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;
•	our ability to successfully market and sell our technologies;
•	the size and growth of the potential markets for any of our technologies, and the rate and degree of market acceptance of any of our technologies;
•	competition in our industry; and
•	regulatory developments in the U.S. and foreign countries.

In light of these risks, uncertainties and assumptions, the future events and circumstances discussed in the forward-looking statements in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included in this presentation speak only as of the date hereof, and, except as required by law, we undertake no obligation to update publicly or privately any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. The materials do not constitute an offer to sell, or the solicitation of any offer to buy, any securities of Akoustis, or any other entity whatsoever. Any representation to the contrary by any party should be ignored.

Akoustis Contact Information:

COMPANY:
Dave Aichele
Akoustis, Inc.
VP of Business Development
Main: 704-997-5735, ext. 106
Email: daichele@akoustis.com

INVESTORS:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

or

Integra Consulting Group LLC

Jeremy Roe, Managing Collaborator

925-262-8305

jeremy@integracg.net

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